Exhibit 99.1

FOR IMMEDIATE RELEASE

APRIL 21, 2016

Contact:	Jill McMillan, Vice President of Communications and Investor Relations
Phone: 214-721-9271 Jill.McMillan@enlink.com

EnLink Midstream Declares Quarterly Distributions for First Quarter 2016

Dallas, April 21, 2016 — The EnLink Midstream companies today announced quarterly distributions for EnLink Midstream Partners, LP (NYSE: ENLK) (the Master Limited Partnership) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) for the first quarter of 2016:

•                  The quarterly distribution on the Master Limited Partnership’s common units will be $0.39 per common unit, which represents a flat distribution compared to the fourth quarter of 2015 and a year-over-year increase of approximately three percent compared to the first quarter of 2015. The distribution is payable on May 12 to unitholders of record on May 2.

•                  The quarterly distribution on the General Partner’s common units will be $0.255 per common unit, which represents a flat distribution compared to the fourth quarter of 2015 and a year-over-year increase of approximately four percent compared to the first quarter of 2015. The distribution is payable on May 13 to unitholders of record on May 2.

About the EnLink Midstream Companies

EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, the STACK, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale, and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 9,900 miles of gathering and transportation pipelines, 18 processing plants with 3.8 billion cubic feet per day of processing capacity, and seven fractionators with 280,000 barrels per day of fractionation

EnLink Midstream Declares Quarterly Distributions for First Quarter 2016

capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet, and equity investments in certain private midstream companies. Additional information about the EnLink Midstream companies can be found at www.EnLink.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Master Limited Partnership and the General Partner based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Master Limited Partnership and the General Partner believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to results of operations information and distribution information. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Master Limited Partnership and the General Partner, which may cause the Master Limited Partnership’s and the General Partner’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, the risks discussed in the Master Limited Partnership’s and the General Partner’s filings with the Securities and Exchange Commission. The Master Limited Partnership and the General Partner have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Qualified Notice to Nominees:

This information is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Under the rules applicable to publicly traded partnerships, 100 percent of the Master Limited Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of the Master Limited Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

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